Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2020 RESULTS

– Total Revenue, Adjusted EBITDA, and Earnings Per Share Above Q2 and Consensus –

– Record Cash Flow from Operations of $18.7 Million, Up $8.8 Million Over Prior Year –

– Company Enhances Satellite IoT Strategy with Inmarsat Partnership Extension –

Rochelle Park, NJ, October 28, 2020 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the third quarter ended September 30, 2020.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended		Six Months Ended
	September 30,		June 30,
	2020	2019	2020	2019
Recurring Service Revenues	$36,393	$39,161	$113,252	$115,196
Other Service Revenues	3,345	1,389	5,439	4,099
Total Service Revenues	39,738	40,550	118,691	119,295
Product Sales	22,004	28,643	65,962	83,036
Total Revenues	61,742	69,193	184,653	202,331
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(5,525)	(4,025)	(19,170)	(15,934)
Basic EPS	(0.07)	(0.05)	(0.25)	(0.20)
EBITDA (1)	12,883	15,128	34,985	39,872
Adjusted EBITDA (1)	$14,324	$16,939	$39,945	$46,242

(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included with the financial tables at the end of this release.

“We’re pleased that our third quarter results for revenue and Adjusted EBITDA exceeded expectations despite a difficult macro environment,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Our Company’s integration plan, which has delivered enhanced efficiencies and greater scale, led to third quarter Adjusted EBITDA margin of 23.2% and a record $18.7 million in cash flow from operations, an $8.8 million increase over the prior year. We’re seeing the convergence of our investments in innovation positioning ORBCOMM to further expand its customer base and gain incremental market share. I’m excited about the next phase of ORBCOMM’s evolution, which builds on the integration framework in place, leverages key strategic partnerships and sets the stage to achieve long-term organic revenue and Adjusted EBITDA growth.”

1

Financial Results

Revenues

Total Revenues for the third quarter of 2020 were $61.7 million compared to $56.7 million in the second quarter this year.

Service Revenues increased to $39.7 million in the third quarter of 2020 compared to $38.4 million in the prior quarter this year. Recurring Service Revenues were $36.4 million in the third quarter, a $0.6 million decline from the second quarter as certain customers in the oil and gas and heavy equipment markets limited usage of our services in response to the ongoing COVID-19 pandemic. Other Service Revenues were $3.3 million in the third quarter, an increase of $2 million over the prior year period largely driven by one-time software license revenues. As of September 30, 2020, total billable subscriber communicators were about 2.17 million as a result of adding approximately 40,000 net subscribers in the quarter, and deactivating 90,000 subscribers, which were predominantly not generating revenue but incurring costs, as part of the Company’s platform integration efforts.

Product Sales were $22 million in the third quarter of 2020 compared to $18.3 million in the second quarter, as several large, existing customers within the Company’s North American transportation business increased hardware deployments.

Gross Margin (1)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 56.9% in the third quarter of 2020 compared to 58.6% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 67.4% in the third quarter of 2020 compared to 69% in the prior year period. The year-over-year decline was largely due to the acceleration of deferred revenues recognized in the prior year period associated with the expired AT&T contract.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 26.5% in the third quarter of 2020 compared to 28.9% in the prior year period. Non-GAAP Product Gross Margin, excluding depreciation and amortization expense, was 29% in the third quarter of 2020 compared to 31.4% in the same period last year. The year-over-year decline was primarily due to lower product revenue on approximately $2 million of fixed costs.

Operating Expenses

Operating Expenses for the third quarter of 2020 were $32.5 million compared to $34.7 million for the same period in 2019. The $2.2 million decrease was primarily driven by reductions in travel and entertainment, professional fees, labor costs, and marketing expenses, as well as lower product development costs.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the third quarter of 2020 was $5.5 million, or $0.07 per share, compared to a Net Loss of $4 million, or $0.05 per share in the third quarter of 2019.

EBITDA and Adjusted EBITDA (1)

EBITDA for the third quarter of 2020 was $12.9 million compared to $15.1 million in the prior year period.

Adjusted EBITDA for the third quarter of 2020 was $14.3 million compared to $16.9 million in the prior year period but increased from the $11.9 million in the prior quarter. The year-over-year decline was primarily due to the flow-through impact from lower revenue, mainly product sales, partially offset by reduced operating expenses. The Company’s Adjusted EBITDA Margin was 23.2% in the third quarter of 2020, slightly down versus the prior year period but up sequentially as the Company recovers from the pandemic.

Balance Sheet and Cash Flow

As of September 30, 2020, Cash and Cash Equivalents totaled $76.3 million, an increase of $14 million in the quarter. Cash Flow from Operations totaled $18.7 million for the third quarter of 2020, an increase of about $9 million over the prior year period primarily driven by improvements in working capital. Capital Expenditures were $4.9 million in the third quarter of 2020. Subsequent to the third quarter, the Company repurchased $30 million of its senior secured notes and is actively exploring refinancing options.

Strategic Partnership Update

On October 27, 2020, the Company announced that its long-standing strategic partnership with Inmarsat, the world leader in global mobile satellite communications, has been enhanced and extended through at least 2035. The two companies will collaborate on joint product innovation and distribution of next-generation IoT satellite services, telematics devices and end-to-end solutions that offer the best-in-class combination of high bandwidth data packets with low-cost terminals. As part of this partnership, ORBCOMM and Inmarsat are developing a next-generation service called OGx, which is expected to become available in 2022 and features two new offerings to address future customer demand. The first is a higher data rate service designed to be nearly 40 times faster than the current IsatData Pro service, allowing for much larger messages and faster delivery times. The second offering is designed to be extremely power-efficient to support daily messages for multiple years on a satellite terminal utilizing a single AA battery, making it ideal for remote monitoring and environmental sensing applications. In addition to supporting the OGx service through its L-band constellation, Inmarsat will distribute ORBCOMM’s portfolio of OGx telematics devices globally through its extensive commercial and government sales channels. The Company looks forward to continuing to work with Inmarsat to deliver the industry’s best satellite offering with the broadest geographic coverage, the most regulatory authorizations and best value to users.

Outlook (2)

Many areas around the world are seeing a rise in COVID-19 cases, making it difficult to anticipate future business trends. In addition, customer demand for the Company’s subscription model offering affects hardware sales near-term but benefits service revenues long-term. Taking these factors into consideration, the Company expects fourth quarter Total Revenues to be between $60 million and $64 million and anticipates Adjusted EBITDA margin to be between 22.5% and 23.5%. The Company intends to provide first quarter 2021 guidance during the earnings conference call in late February.

(2) The Company’s outlook includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, U.S. participants should dial 1-844-735-3762 at least ten minutes prior to the start of the call. International participants should dial 1-412-317-5710. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s investor relations website at http://investors.orbcomm.com and then select “Events & Presentations” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 1-412-317-0088 for International callers using access code 10148847. The audio replay will be available from approximately 11:00 AM ET on October 28, 2020 through November 11, 2020.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends, and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of the novel coronavirus (“COVID-19”) pandemic; demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, Automatic Identification Service (“AIS”) data and industrial Internet of Things (“IoT”) industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses and systems; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Corporation and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries in which we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as man-made or natural disasters, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions and oversight; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts;  the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks, data processing systems and software systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25.0 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report”), other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Senior Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Service revenues	$39,738	$40,550	$118,691	$119,295
Product sales	22,004	28,643	65,962	83,036
Total revenues	61,742	69,193	184,653	202,331
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,968	12,568	38,608	39,123
Cost of product sales	15,629	19,640	46,121	58,275
Operating expenses:
Selling, general and administrative	16,417	18,211	53,621	52,842
Product development	3,308	3,686	9,912	11,385
Depreciation and amortization	12,654	12,794	38,427	37,998
Acquisition-related and integration costs	134	4	336	693
Income (loss) from operations	632	2,290	(2,372)	2,015
Other income (expense):
Interest income	260	444	941	1,408
Other (expense) income	(421)	188	(921)	130
Interest expense	(5,225)	(5,287)	(15,881)	(15,850)
Total other expense	(5,386)	(4,655)	(15,861)	(14,312)
Loss before income taxes	(4,754)	(2,365)	(18,233)	(12,297)
Income tax expense	789	1,504	788	3,354
Net loss	(5,543)	(3,869)	(19,021)	(15,651)
Less: Net (loss) income attributable to noncontrolling interests	(18)	144	149	271
Net loss attributable to ORBCOMM Inc.	$(5,525)	$(4,013)	$(19,170)	$(15,922)
Net loss attributable to ORBCOMM Inc. common stockholders	$(5,525)	$(4,025)	$(19,170)	$(15,934)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.07)	$(0.05)	$(0.25)	$(0.20)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.07)	$(0.05)	$(0.25)	$(0.20)
Weighted average common shares outstanding:
Basic	77,962	79,695	78,115	79,591
Diluted	77,962	79,695	78,115	79,591

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and share data)

	September 30,
	2020	December 31,
	(Unaudited)	2019
ASSETS
Current assets:
Cash and cash equivalents	$76,346	$54,258
Accounts receivable, net of allowance for doubtful accounts of $7,767 and $4,480, respectively	53,928	60,595
Inventories	34,239	39,881
Prepaid expenses and other current assets	15,773	18,003
Total current assets	180,286	172,737
Satellite network and other equipment, net	132,762	145,553
Goodwill	166,129	166,129
Intangible assets, net	63,728	73,280
Other assets	20,252	23,149
Deferred income taxes	145	132
Total assets	$563,302	$580,980
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,769	$16,722
Accrued liabilities	41,659	36,951
Current portion of deferred revenue	6,188	3,865
Total current liabilities	61,616	57,538
Note payable - related party	1,332	1,275
Notes payable, net of unamortized deferred issuance costs	247,265	246,683
Deferred revenue, net of current portion	3,119	6,771
Deferred tax liabilities	13,726	14,894
Other liabilities	14,015	16,303
Total liabilities	341,073	343,464
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 40,624 shares issued and outstanding at September 30, 2020 and December 31, 2019	406	406
Common stock, par value $0.001; 250,000,000 shares authorized; 77,972,828 and 78,062,451 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	78	78
Additional paid-in capital	450,403	447,681
Accumulated other comprehensive loss	(5)	(1,013)
Accumulated deficit	(230,112)	(210,942)
Total ORBCOMM Inc. stockholders' equity	220,770	236,210
Noncontrolling interests	1,459	1,306
Total equity	222,229	237,516
Total liabilities and equity	$563,302	$580,980

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(19,021)	$(15,651)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	4,386	1,766
Change in the fair value of acquisition-related contingent consideration	—	(2,063)
Amortization and write-off of deferred financing fees	582	582
Depreciation and amortization	38,427	37,998
Stock-based compensation	4,475	5,406
Foreign exchange loss (gain)	835	(194)
Deferred income taxes	(1,194)	(1,097)
Other	1,665	1,971
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,591	(5,972)
Inventories	5,703	(3,973)
Prepaid expenses and other assets	3,095	(3,338)
Accounts payable and accrued liabilities	1,344	6,960
Deferred revenue	(1,328)	(348)
Other liabilities	(2,123)	(1,246)
Net cash provided by operating activities	39,437	20,801
Cash flows from investing activities:
Capital expenditures	(14,710)	(16,234)
Capital expenditures associated with the subscription model	(894)	—
Net cash used in investing activities	(15,604)	(16,234)
Cash flows from financing activities:
Purchases of common stock under share repurchase program	(2,527)	(7,875)
Payments under revolving credit facility	(15,000)	—
Proceeds under revolving credit facility	15,000	—
Payments under the Paycheck Protection Program	(7,588)	—
Proceeds under the Paycheck Protection Program	7,588	—
Proceeds from issuance of common stock under employee stock purchase plan	430	604
Net cash used in financing activities	(2,097)	(7,271)
Effect of exchange rate changes on cash and cash equivalents	352	(158)
Net increase in cash and cash equivalents	22,088	(2,862)
Beginning of period	54,258	53,766
End of period	$76,346	$50,904
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$10,136	$10,000
Income taxes	$3,826	$2,439

Non-GAAP Financial Measures

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2020	2019	2020	2019
Adjustments to EBITDA
Net loss attributable to ORBCOMM Inc.	$(5,525)	$(4,013)	$(19,170)	$(15,922)
Income tax expense	789	1,504	788	3,354
Interest income	(260)	(444)	(941)	(1,408)
Interest expense	5,225	5,287	15,881	15,850
Depreciation and amortization	12,654	12,794	38,427	37,998
EBITDA	$12,883	$15,128	$34,985	$39,872
Adjustments to Adjusted EBITDA
Stock-based compensation	1,325	1,663	4,475	5,406
Noncontrolling interests	(18)	144	149	271
Acquisition-related and integration costs	134	4	336	693
Adjusted EBITDA	$14,324	$16,939	$39,945	$46,242

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Quarters Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(In thousands, except margin data)
Service revenues	$39,738	$40,550	$118,691	$119,295
Minus - Cost of services, including depreciation and amortization expense	17,146	16,804	51,253	51,858
GAAP Service gross profit	$22,592	$23,746	$67,438	$67,437
Plus - Depreciation and amortization expense	4,178	4,236	12,645	12,735
Non-GAAP Service gross profit	$26,770	$27,982	$80,083	$80,172
GAAP Service gross margin	56.9%	58.6%	56.8%	56.5%
Non-GAAP Service gross margin	67.4%	69.0%	67.5%	67.2%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(In thousands, except margin data)
Product sales	$22,004	$28,643	$65,962	$83,036
Minus - Cost of product sales, including depreciation and amortization expense	16,163	20,352	47,685	60,385
GAAP Product gross profit	$5,841	$8,291	$18,277	$22,651
Plus - Depreciation and amortization expense	534	712	1,564	2,110
Non-GAAP Product gross profit	$6,375	$9,003	$19,841	$24,761
GAAP Product gross margin	26.5%	28.9%	27.7%	27.3%
Non-GAAP Product gross margin	29.0%	31.4%	30.1%	29.8%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook includes non-GAAP measures, such as Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.